Exhibit 21.1

Subsidiaries of Spectrum Global Solutions, Inc.

Legal Name	State of Organization

Carbon Commodity Corporation	Nevada

Mantra China Inc.	Nevada

Mantra China Limited	Nevada

Mantra Media Corp.	Nevada

Mantra NextGen Power Inc.	Nevada

Mantra Wind Inc.	Nevada

Climate ESCO Ltd.	Nevada

Mantra Energy Alternatives Ltd.	British Columbia, Canada

AW Solutions, Inc.	Florida

AW Solutions Puerto Rico, LLC	Puerto Rico

Tropical Communications, Inc.	Florida

ADEX Corp.	New York

ADEX Puerto Rico, LLC	Puerto Rico